Exhibit 10.1

EXECUTION COPY

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (together with the Term Sheet (as defined below), the "Agreement"), dated as of February 13, 2008, is made by and among Charys Holding Company, Inc., a Delaware corporation ("Charys") and Crochet & Borel Services, Inc. (the "Subsidiary", and together with Charys, the "Company") and each of the undersigned holders (the "Participating Holders"), which entities are either (a) beneficial owners of the 8.75% Senior Convertible Notes due 2012 issued by Charys (the "Notes") pursuant to that certain Indenture, dated as of February 16, 2007 (the "Indenture") by and between The Bank of New York Trust Company, N.A., as trustee, and Charys (the "Indenture"), or (b) investment managers or advisors acting on behalf of certain beneficial holders of the Notes;

WHEREAS, the Company and the Participating Holders have engaged in negotiations with the objective of reaching an agreement for a Restructuring (as defined below) of the Company, including the indebtedness outstanding under the Notes;

WHEREAS, the Company and the Participating Holders now desire to implement a financial restructuring (the "Restructuring") of the Company that is substantially consistent with the terms and conditions set forth in the term sheet (together with the Exhibits and Schedules attached thereto, the "Term Sheet") attached hereto as Exhibit A;

WHEREAS, in order to implement the Restructuring, the Company has agreed, on the terms and conditions set forth in this Agreement and the Term Sheet, to use its best efforts to consummate the Restructuring through a pre-negotiated plan of reorganization (the "Reorganization Plan"), the requisite acceptances of which shall be solicited following commencement of cases ("Chapter 11 Cases") by Charys and the Subsidiary under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

WHEREAS, to expedite and ensure the implementation of the Restructuring, each of the Participating Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, to, if and when solicited in accordance with applicable bankruptcy law, vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Reorganization Plan and support its confirmation and to, in either case, perform its other obligations hereunder.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Participating Holder hereby agree as follows:

1.          Term Sheet. The Term Sheet is incorporated herein and is made part of this Agreement. The general terms and conditions of the Restructuring are set forth in the Term Sheet. In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the Term Sheet shall govern.

2.          Condition Precedent. It is a condition precedent to the effectiveness of this Agreement that (i) the Restructuring as set forth in the Term Sheet be approved by the Company's Board of Directors, which approval shall be obtained prior to the filing of the Chapter 11 Cases and (ii) that the Chapter 11 Cases are commenced no later than 6:00 p.m. (NY Time) on February 14, 2008.

3.           Means for Effectuating the Restructuring. The Company shall seek to effectuate the Restructuring through the commencement of the Chapter 11 Cases and the confirmation and consummation of the Reorganization Plan.

4.           Preparation of Restructuring Documents.

a)
No later than the date hereof, the Company shall instruct its counsel to prepare all of the documents necessary to commence the Chapter 11 Cases (collectively, the "Chapter 11 Documents"), which shall include, without limitation, the following:

(i)	Petitions for relief under chapter 11 of the Bankruptcy Code for Charys and the Subsidiary (the "Petitions"):

(ii)	A disclosure statement, including customary exhibits, related to the Reorganization Plan (the "Disclosure Statement"") that complies with section 1125 of the Bankruptcy Code;

(iii)
The Reorganization Plan, which shall incorporate the terms and conditions set forth in the Term Sheet and such other terms and conditions agreed upon by the Company and the Participating Holders, including any exhibits and, prior to confirmation, plan supplement documents (which shall include appropriate revised corporate governance documents);

(iv)	A proposed order confirming the Reorganization Plan; and

(v)	Any other typical or necessary motions and applications for relief filed by the Company on the date of the commencement of the Chapter 11 Cases (the "First Day Pleadings").

Each Chapter 11 Document shall be in the form and substance reasonably acceptable to the Participating Holders prior to its filing with the Bankruptcy Court.

5.          Company Undertakings. The Company hereby agrees to use its best efforts to, as applicable, (i) take all acts reasonably necessary to effectuate and consummate the Restructuring and (ii) implement all reasonable steps necessary to obtain an order of the Bankruptcy Court confirming the Reorganization Plan, in each case, as expeditiously as possible. The Company hereby agrees that it will not take any action inconsistent with this Agreement or the Reorganization Plan.

6.          The Participating Holders' Undertakings. (I) Each of the Participating Holders agrees that, subject to the conditions that (i) subject to section 9(xii) below, the terms of any applicable agreements, including without limitation, the Reorganization Plan and all other Chapter 11 Documents implementing the Restructuring embody the terms set forth in the Term Sheet and are in form and substance reasonably satisfactory to the Participating Holders, (ii) no Agreement Termination Event (as defined below) shall have occurred and be continuing, and (iii) the Company has not terminated this Agreement after the occurrence of a Company Termination Event (as defined below):

a)
it will vote its claims to accept the Reorganization Plan by delivering its duly executed and timely completed ballot or ballots accepting the Reorganization Plan to the voting agent if and when solicited after the approval by the Bankruptcy Court of the Disclosure Statement, provided such Reorganization Plan contains terms and conditions effectuating the Restructuring that substantially conform in all respect to this Agreement and the Term Sheet; and

b)
it will not (i) object to, delay or take any other action to interfere, directly or indirectly, in any respect with acceptance or implementation of the Reorganization Plan, or (ii) encourage any person or entity to do any of the foregoing, or (iii) propose, file, support, encourage, vote for or engage in discussions with any person or entity concerning any restructuring, workout or plan of reorganization for the Company other than the Reorganization Plan so long as the Reorganization Plan contains terms and conditions effectuating the Restructuring that substantially conform in all respect to this Agreement and the Term Sheet.

(II) Notwithstanding anything to the contrary herein, nothing contained herein shall prevent any Participating Holder from taking any actions (or refraining from taking any actions), or from revoking any vote or consent previously given, at any time at or following the termination of this Agreement pursuant to Section 9, or from enforcing its rights under this Agreement.

7.           Conduct of Business. Charys and the Subsidiary agree that, prior to the Effective Date (as defined below) of the Reorganization Plan and prior to termination of this Agreement pursuant to Section 9 below, unless the Participating Holders consent to such actions in writing:

a)
The Company shall not (i) directly or indirectly engage in, agree to or consummate any transaction that is not on an arms' length basis or outside the ordinary course of its business (other than the Restructuring) or incur any liability outside the ordinary course of business, or that is not on an arms' length basis, and, if between unaffiliated parties, also on market terms or (ii) enter into any transaction or perform any act which would constitute any breach by it of any of its representations, warranties, covenants or obligations hereunder;

b)
Charys and the Subsidiary shall maintain their corporate existence and Charys shall maintain its qualification in good standing under the laws of each state or other jurisdiction in which it is organized or required to be qualified to do business and is presently so qualified;

c)	The Company shall not pay any dividends to holders of common and/or preferred equity in Charys (the "Old Equity") or make any distributions to Old Equity;

d)
The Company shall not make any payments on or account of existing indebtedness (other than secured indebtedness after Bankruptcy Court approval upon notice (including to the Participating Holders) and, if necessary, a hearing) other than in the ordinary course of business;

e)
Except as expressly allowed in this Agreement, the Company shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of, or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests; (ii) amend or propose to amend its respective articles of incorporation or comparable organizational documents; (iii) split, combine, or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside, or pay any dividend or other distribution payable in cash, stock, property, or otherwise with respect to any of its equity interests; (iv) redeem, purchase, or acquire or offer to acquire any of its equity interests; (v) acquire, transfer, or sell (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division, or any assets with a value in excess of $100,000; provided, however, nothing herein shall prohibit any operating subsidiary from acquiring, transferring, or selling assets in the ordinary course of business; (vi) incur any indebtedness for borrowed money or issue any debt securities outside the ordinary course of business; (vii) enter into or amend any material contracts or employment agreements other than, in the case of direct and indirect subsidiaries, in the ordinary course of business; (viii) approve any bonuses (other than, in the case of direct and indirect subsidiaries, for ordinary non-senior management bonuses programs), severance or other employee benefit other than in the ordinary course of business or as provided in the Term Sheet; or (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement, or understanding with respect to any of the matters set forth in this Section 7(e);

f)	AlixPartners shall continue to be retained as financial advisors to the Company and shall have all access and information as AlixPartners determines appropriate in its role as financial advisor; and

g)
The Company shall promptly, and in any event within three (3) business days after receipt or knowledge of the same by any of them, notify (i) the Participating Holders, or (ii) counsel for the Participating Holders of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could reasonably be anticipated to (i) have a Material Adverse Effect (as defined below) or (ii) prevent or delay the timely consummation of the Restructuring. "Material Adverse Effect" shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, prospects, condition (financial or otherwise), or results of operations of the Company and its subsidiaries taken as a whole, but excluding changes, events, occurrences, effects or states of fact that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code.

8.          Timetable. The Company shall file petitions commencing the Chapter 11 Cases no later than 6:00 p.m. (NY Time) on February 14, 2008. The Reorganization Plan and Disclosure Statement shall be filed as soon as practicable after commencement of the Chapter 11 Cases but in no event later than March 31, 2008.

9.          Termination of Agreement. This Agreement shall terminate upon the occurrence of any "Agreement Termination Event" or a "Company Termination Event" (each as hereinafter defined), unless the occurrence of such Agreement Termination Event is waived in writing by the Participating Holders. If any Agreement Termination Event occurs (and has not been waived) or a Company Termination Event occurs at the time when permission of the Bankruptcy Court shall be required for any Participating Holder to change or withdraw (or cause to be changed or withdrawn) its votes to accept the Reorganization Plan, the Company shall not oppose any attempt by such Participating Holder to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the occurrence of an Agreement Termination Event, unless such Agreement Termination Event is waived in accordance with the terms hereof, Or upon the occurrence of a Company Termination Event, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to any other party hereunder and (i) each of the Participating Holders shall have all rights and remedies available to it under the Indenture, applicable law, or otherwise with respect to any default under the Indenture that may have occurred at any time prior to such event, and (ii) the obligations of each of the parties hereunder shall thereupon terminate and be of no further force and effect with respect to each party. For the avoidance of doubt, in the event of an Agreement Termination Event, the Company shall immediately give notice for repayment of the $300,000 that Charys advanced to Billy V. Ray, Jr. pursuant to the BR Agreement (as defined below).

An "Agreement Termination Event" shall mean any of the following events, upon which the Agreement shall automatically terminate following the occurrence of such event, other than with respect to items (i), (ii), (iv) and (vii), upon which the Agreement shall terminate if such event remains uncured for ten (10) days after receipt of written notice from the Required Participating Holders following the occurrence of such event:

i.          The Company shall have breached any material provision of this Agreement, including but not limited to, ceasing to take any steps that are reasonably necessary to obtain approval of the Disclosure Statement and/or confirmation of the Reorganization Plan, as applicable;

ii.          Any representation or warranty made by the Company to any Participating Holder in this Agreement shall have been untrue in any material respect when made or any breach of any covenant or material provision hereof by the Company shall have occurred;

iii.         The Company takes formal action (including, without limitation, the filing of a pleading in the Chapter 11 Case), or announces an intention to take or pursue action, inconsistent with (i) the Term Sheet or (ii) any of the Chapter 11 Documents, or selects the treatment of any claim or class from the contemplated alternatives set forth in the Term Sheet without the consent and approval of the Participating Holders;

iv.         If Billy V. Ray, Jr. becomes an officer or board member of the Company, other than as set forth in the Summary of Principal Terms of Agreement, set forth as Exhibit A to the Term Sheet (the "BR Agreement");

v.          The Chapter 11 Documents, including, without limitation, the Reorganization Plan, contain any term or condition (a) not set forth in the Term Sheet or (b) inconsistent with the Term Sheet, and such term or condition is not reasonably acceptable to the Participating Holders;

vi.         There shall have been issued or remain in force any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement or the Reorganization Plan;

vii.        The Company shall propose, consent to, support, acquiesce or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan of reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) other than the Restructuring as set forth on the Term Sheet and other than as agreed to by the Participating Holders;

viii.       The Company shall pay any sum on account of (i) the preferred stock of Charys (the "Preferred Stock") or other equity interest in the Company or (ii) any judgment, settlement, or compromise in respect of the Preferred Stock, in each case without the prior written consent of the Participating Holders;

ix.          An involuntary bankruptcy case or similar proceeding or any other action enforcing remedies not brought, supported, proposed, consented to, or participated in by the Participating Holders, is initiated against the Company or any of its subsidiaries that guaranteed the Notes unless, within twenty-five (25) days after such case or proceeding has been initiated, the Company consents to the entry for an order for relief or files such subsidiary or subsidiaries for chapter 11 protection, and then files the Chapter 11 Documents, and seeks to implement the Restructuring by filing the Disclosure Statement and Reorganization Plan;

x.            The occurrence of a Material Adverse Effect;

xi.           Upon the written consent of the Company and the Required Participating Holders;

xii.          If any of the final forms of the documents prepared in connection with or related to the Restructuring (including, without limitation, any stockholders' agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of the Company upon the consummation of the Reorganization Plan or any document concerning the rights of Company shareholders or debtholders upon the consummation of the Reorganization Plan) necessary for the implementation of the Restructuring are not reasonably acceptable to the Participating Holders, including being inconsistent with any provisions of the Term Sheet; provided, however, that this Agreement shall not terminate pursuant to this section 9(xii) if the reason such documents are not reasonably acceptable to the Participating Holders is due to the Required Participating Holders' failure to agree on the form of such documents;

xiii.         If the Participating Holders do not consent to the selection of any successor to Michael Oyster (or any successor, if any, selected prior to the Effective Date) as CEO for the Company;

xiv.        If the Petitions are not filed on or before 6:00 p.m. (NY Time) on February 14, 2008;

xv.         The Company shall fail to deliver a draft of the Reorganization Plan and a Disclosure Statement related thereto to counsel for the Participating Holders on or before March 15, 2008 and the Reorganization Plan and a Disclosure Statement related thereto shall not have been filed on or before March 31, 2008;

xvi.        The exclusive periods (as provided for in section 1121 of the Bankruptcy Code) to (a) file a plan of reorganization or (b) solicit acceptances thereof are terminated or expire;

xvii.       The Disclosure Statement is not approved by the Bankruptcy Court as containing adequate information (as that term is used in section 1125 of the Bankruptcy Code) on or before forty-five (45) days following the filing of the Disclosure Statement;

xviii.      The Reorganization Plan shall not have been confirmed by order (the "Confirmation Order") entered by the Bankruptcy Court on or before 120 days following the date that the Chapter 11 Cases have been commenced (the "Petition Date"):

xix.         The effective date of the Reorganization Plan (the "Effective Date") shall not have occurred on or before the 15th day following entry of the Confirmation Order;

xx.          A trustee or examiner with enlarged powers shall have been appointed under section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

xxi.         Any of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code; and

xxii.        The Confirmation Order is not in form and substance reasonably acceptable to counsel for the Participating Holders.

A Participating Holder may rescind its vote on the Reorganization Plan (which vote shall be null and void and have no further force and effect) by giving written notice thereof to the other Participating Holders and the Company if: (a) the Reorganization Plan is modified to provide any term that is inconsistent with the Term Sheet, (b) after filing the Reorganization Plan, the Company (i) submits a second or amended plan of reorganization that changes, modifies, or deletes any provision of the Term Sheet in any respect, or (ii) moves to withdraw the Reorganization Plan, or (c) the Company rails to satisfy any term or condition set forth in this Agreement. After giving notice pursuant to this Section and no cure having occurred within five (5) days after the Company's receipt of such notice, this Agreement shall be of no force and effect with respect to and as between the terminating Participating Holder and the Company.

In addition, the Company shall have the right to terminate (a "Company Termination Event") this Agreement, by the giving often (10) days written notice thereof to each of the Participating Holders, of a material breach of this Agreement by Participating Holders holding a majority in amount of the Notes owned by all of the Participating Holders.

10.             Representations and Warranties. Each party represents and warrants to the other parties that (i) to the extent applicable, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) its execution, delivery, and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party and that no other approval or authorization is required, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting the rights or remedies of creditors generally, and (iv) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction, or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject. Each Participating Holder further represents and warrants that it is either the beneficial owner, or investment manager or advisor acting on behalf of a beneficial owner, of the principal amount of the Notes set forth in the signature pages hereof.

11.          Except as set forth on Schedule 11 hereto, the Company represents and warrants, to its knowledge, that there are no actions, suits, claims, proceedings or investigations pending or, to its knowledge, threatened against the Company or any of its current or former directors or officers that would give rise to a material claim for indemnification against the Company by any of such directors or officers under applicable law or the certificate of incorporation and/or by-laws of the Company.

12.          Public Disclosures. Prior to the issuance of any public disclosures regarding the Restructuring (including this Agreement), the Company shall consult with the Participating Holders as to the form and substance of such public disclosures related to the Restructuring (including this Agreement) or the transactions contemplated hereby. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction or otherwise required by law, the Company shall not disclose (i) any Participating Holder's identity or (ii) the amount of such Participating Holder's holdings of Notes, without the prior written consent of such Participating Holder in each case; and, if such announcement or disclosure is so required, the Company shall, to the extent practicable, afford the Participating Holders a reasonable opportunity to seek appropriate protective measures and to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure. In all circumstances, unless required by lawful subpoena issued by a court of competent jurisdiction or otherwise required by law and only after (a) the provision of notice to the Participating Holders and (b) to the extent practicable, a reasonable opportunity by the Participating Holders to seek appropriate protective measures, the amount of any individual Participating Holder's holdings shall be omitted from any public filing or disclosure; provided, however, that nothing in this Agreement shall prohibit the Company from disclosing the total aggregate principal amount of all Participating Holders' Notes.

13.          Covenants.

(a)  Each Participating Holder covenants that from the date hereof until termination of this Agreement, it shall not sell, pledge, hypothecate, loan or otherwise transfer its Notes except to a purchaser or other entity who agrees to be bound by the terms of this Agreement with respect to the Notes being transferred. This Agreement shall in no way be construed to preclude any party from acquiring additional Notes;

(b)  Each Participating Holder, Charys and the Subsidiary agree to use commercially reasonable efforts to (i) support and complete the Restructuring and (ii) do all things reasonably necessary and appropriate in furtherance thereof.

(c)  Each party hereby further covenants and agrees to negotiate the definitive documents relating to the Restructuring in good faith. The Company shall keep the Participating Holders apprised of any discussions, negotiations or meetings with any other creditor constituency.

14.          Impact of Appointment to Creditors' Committee. Notwithstanding anything herein to the contrary, if any Participating Holder is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Participating Holder's exercise (in its sole discretion) of its fiduciary duties, if any, to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

15.          Approval, Acceptance, Waiver, or Consent by Participating Holders. Where this Agreement provides that the Participating Holders may agree, waive, accept, consent, or approve any action or document, including, but not limited to, the Participating Holder's approval of documents in "form and substance reasonably acceptable" to the Participating Holders, then approval by Participating Holders owning at least 80% in principal amount of the Notes owned by all of the Participating Holders ("Required Participating Holders") will constitute such agreement, waiver, acceptance, consent, or approval, as applicable. The Participating Holders agree that they will respond to any waiver, approval, request for acceptance, or consent sought by the Company within three (3) business days.

16.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this agreement, each of the parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the United States District Court for the District of Delaware or in any Delaware state court, and, by execution and delivery of this Agreement, each of the parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding and agrees that service of process in connection therewith shall be effective if made by first class mail and shall not contest the form of manner of such service. Notwithstanding the foregoing consent to Delaware jurisdiction, upon the commencement of the Chapter 11 Cases, the parties agree that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with the Participatmg Holders' obligations under this Agreement and that the parties shall not seek to enforce this Agreement in any other court.

17.          Specific Performance. It is understood and agreed by the parties to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court requiring any party to comply promptly with any of its obligations hereunder.

18.           Reservation of Rights. This Agreement and the Reorganization Plan are part of a proposed settlement of disputes among the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Company and each of the Participating Holders to protect and preserve its rights, remedies and interests, including without limitation, with respect to each Participating Holder its claims against the Company or its full participation in any bankruptcy case filed by the Company. If the transactions contemplated herein or in the Reorganization Plan are not consummated, or if this Agreement is terminated, the parties hereto fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

19.          Headings. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

20.          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Participating Holders under this Agreement are, in all respects, several and not joint.

21.         Notice. Notices given under this agreement shall be to:

If to the Company:

Charys Holding Company, Inc.
1117 Perimeter Center West
Suite N415
Atlanta, Georgia 30338
Attn: Michael Oyster, Chief Executive Officer

-and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:   Harvey R. Miller, Esq.
Stephen Karotkin, Esq.

If to Any Participating Holder or the Participating Holders:

At the address set forth on the signature pages hereto

-and-

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attn:   Dennis F. Dunne, Esq.
Matthew S. Barr, Esq.

22.          Prior Negotiations. This Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof, except that any confidentiality or retention and compensation agreements heretofore executed between the Company and each Participating Holder and/or Milbank, Tweed, Hadley & McCloy LLP shall continue in full force and effect subject to the terms thereof and hereof.

23.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by hand, facsimile, or by electronic mail in portable document format.

24.          Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in writing signed by the signatories to this Agreement.

25.          No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

26.          No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Reorganization Plan in the Chapter 11 Cases. Each of the Participating Holders' votes with respect to the Reorganization Plan will not be solicited until such Participating Holder has received the Reorganization Plan and Disclosure Statement. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

27.          Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Participating Holders for their agreement to vote to accept the Reorganization Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to commence the Chapter 11 Cases and, if applicable, to use its best efforts to take all steps necessary to obtain approval of the Disclosure Statement and to seek to confirm, consummate and implement the Reorganization Plan in accordance with the terms and conditions of the transaction contemplated by the Restructuring and this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

CHARYS HOLDING COMPANY, INC.
By:	/s/ Michael Oyster
	Name:	Michael Oyster
	Title:	CEO and President

CROCHET & BOREL SERVICES, INC.

By:	/s/ Michael Oyster
	Name:	Michael Oyster
	Title:	CEO

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDERS:*

_______________________
* This information is being provided on a confidential basis and is subject to Section 12 of the Restructuring Agreement.

Schedule 11 to Restructuring Agreement

1.          Acosta v. Charys Holding Company, Inc. and Billy Ray et. al, Civil Action File No. 2005CV 108667 Superior Court of Fulton County, State of Georgia.

2.          Acosta v. Ray, et al. C.A. No. 1:06-CV-0572-CC United States District Court for the Northern District of Georgia

3.          Holcomb v. Charys Holding Company Inc. C.A. No 2005 CV105803 in the Superior Court of Fulton County Georgia

4.          Holcomb v. Ray, et al., C.A. No. 2006CV112509, in the Superior Court of Fulton County.

5.          LVI Facility Services, Inc., LVI Environmental Services of New Orleans, Inc., LVI Environmental Services, Inc. (an Oklahoma Corporation) vs. Charys Holding Company, Inc., Billy V. Ray, Jr., Raymond J. Smith and Troy Crochet in the Superior Court of Dekalb County, State of Georgia, Civil Action, 07CV7841-7.

6.          Harpos Funding LLC vs. Troy Crochet and Billy Ray Jr. Case No 07 23362-CIV-Huck/Simonton, United States District Court Southern District of Florida Miami Division.

7.          Mel Harris vs. Troy Crochet and Billy Ray Jr. Case No 0-23361-CIV-Moore/Garber, United States District Court Southern District of Florida Miami Division.

8.          Sean Posner Troy Crochet and Billy Ray Jr. Case No 07-23360-CIV-Hoeveler/Brown, United States District Court Southern District of Florida Miami Division.

9.          Steven Posner vs. Troy Crochet and Billy Ray Jr. Case No. 07-23359-CIV-Moreno/Simonton. United States District Court Southern District of Florida Miami Division.

10.         Morris Manning and Martin, LLP vs. William Victor Ray, Jr. State Court of Fulton County, Civil Division, Filed November 14, 2007, 07VS1L637OE

EXHIBIT A

2/14/2008
CHARYS HOLDING COMPANY, INC., et al. NON-BINDING TERM SHEET FOR PROPOSED RESTRUCTURING

The following is an outline of the principal terms and conditions of a proposed restructuring (the "Restructuring") submitted by certain individual holders of or managers of accounts that hold (each as listed on the attached Schedule 1, the "Noteholders") 8.75% Senior Convertible Notes Due 2012 (the "Senior Convertible Notes") issued by Charys Holding Company, Inc. ("CHC," and together with its subsidiaries and affiliates, the "Company"). This term sheet ("Term Sheet") is subject to, among other things, definitive documentation and is for discussion purposes only. This Term Sheet and the proposals contained herein are subject to, among other conditions, the completion of legal, financial and other due diligence by the Noteholders and their advisors and does not, and shall not be construed to, indicate the agreement by any parties, including the Noteholders, to support the Restructuring contemplated hereby until mutually agreeable, definitive documentation is executed and delivered. This Term Sheet does not contain all of the terms of any proposed restructuring and shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any agreement or (iv) an agreement to file any plan of reorganization or disclosure statement or consummate any transaction or to vote for or otherwise support any plan of reorganization or any restructuring. Nothing in this Term Sheet shall affect in any way, nor be deemed a waiver of, any of the rights of any Noteholder under the indenture for the Senior Convertible Notes or any other document or under applicable law.

This Term Sheet is not a solicitation of acceptances or rejections with respect to any restructuring or plan of reorganization. Any such solicitation will be conducted in accordance with the Bankruptcy Code and/or applicable securities laws.

This Term Sheet and all related communications are for discussion and settlement purposes only and shall be deemed to be settlement negotiations and subject to Rule 408 of the Federal Rules of Evidence and any other applicable state or federal law or rule.

I. TREATMENT OF CLAIMS AND INTERESTS UNDER PLAN.

The Restructuring shall be implemented through consummation of a confirmed chapter 11 plan of reorganization of CHC satisfactory to the Noteholders (the "Plan"); provided, however, that in the event that the parties jointly determine that it is in the best interests of the Company or necessary to implement the restructuring or its intended purpose, chapter 11 cases shall be commenced for any subsidiary or affiliate of CHC for which the parties so determine. Any plan for such subsidiary or affiliate or other disposition of such subsidiary's or affiliate's assets shall be satisfactory to the Noteholders and shall be consummated no later than at consummation of the Plan. The Plan shall classify and provide treatment for claims and interests as described below. Except as specified below, claims and interests shall be satisfied in full by the delivery of the applicable consideration on or, with respect to any class other than the Senior Convertible Note class, as soon as practicable after the effective date of the Plan (the "Effective Date").

Administrative Expense Claims
Each holder of an allowed Administrative Expense Claim shall, in full and final satisfaction of such allowed Administrative Expense Claim, be paid either (i) in cash, in full on the later of (x) the Effective Date and (y) the date such claim becomes due and payable in the ordinary course of business or (ii) on such other terms and conditions as may be agreed between the holder of such claim, on the one hand, and CHC and the Noteholders, on the other hand.

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Priority Non-Tax Claims	Each holder of an allowed Priority Non-Tax Claim shall, in full and final satisfaction of such Priority Non-Tax Claim, be paid in full in cash on the Effective Date.
Priority Tax Claims
Each holder of an allowed Priority Tax Claim shall, in full and final satisfaction of such allowed Priority Tax Claim, be paid in full through deferred cash payments in an aggregate principal amount equal to the amount of the allowed claim plus interest on the unpaid portion at the rate of 4% per annum from the Effective Date through the date of payment thereof (which may be as long as six years from the date of assessment).

Secured Working Capital Facilities

(which may include the Cotton Revolving Facility, CTSI Revolving Facility, Ayin Tower Management Revolving Facility, Digital Communication Services, Inc. Revolver)

(Approximately $15 million in total)[1]

Each allowed Secured Working Capital Facility Claim shall be unimpaired.

Each holder of an allowed Secured Working Capital Facility Claim shall receive, in full and final satisfaction of such allowed Secured Working Capital Facility Claim, unless previously satisfied in accordance with the immediately following paragraph: (i) cash on the Effective Date equal to the allowed amount of such Secured Working Capital Facility Claim; (ii) treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Secured Working Capital Facility Claim entitles the holder of such claim; (iii) reinstatement of the allowed portion of such Secured Working Capital Facility Claim; or (iv) such other treatment as may be agreed upon with the holder of such allowed Secured Working Capital Facility Claim, on the one hand, and CHC and the Noteholders on the other hand. CHC and the Noteholders shall jointly select the appropriate treatment from the five options set forth above.

CHC may, with the consent of the Noteholders, satisfy all or a portion of these facilities with proceeds of a debtor in possession working capital financing facility (the "DIP Credit Facility"). Any determination as to whether to leave the Secured Working Capital Facilities outstanding or secure a DIP Credit Facility shall be with the consent of the Noteholders. The form of any DIP Credit Facility and all terms and conditions thereof shall be subject to reasonable approval of the Noteholders.

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1 Pending discussions among parties regarding the (i) claims in each bucket and (b) amount of claims in each bucket, each of which shall be reasonably acceptable to the Noteholders.

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Other Secured Debt (which may include the 12% Imperium Master Fund Secured Note, 10% Imperium Master Fund, C&B Term Loan) (Approximately $9 million in total)
Each allowed Other Secured Debt Claim shall be unimpaired.

Each holder of an allowed Other Secured Debt Claim shall receive, in full and final satisfaction of such allowed Other Secured Debt Claim: (i) cash on the Effective Date equal to the allowed amount of such Other Secured Debt Claim; (ii) treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Other Secured Debt Claim entitles the holder of such claim; (iii) reinstatement of the allowed portion of such Other Secured Debt Claim; or (iv) such other treatment as may be agreed upon with the holder of such allowed Other Secured Debt Claim on the one hand and CHC and the Noteholders on the other hand.

CHC and the Noteholders shall jointly select the appropriate treatment from the four options set forth above.

Seller Note/Earn-Out Claims

(Including (i) any and all fixed payments or make-whole payments or obligations with respect to: 8.75% CTSI/MSAI Senior Convertible Notes (M. Mitchell), 8.75% CTSI/MSAI Senior Convertible Notes (L. Mitchell), 8.75% CTSI/MSAI Senior Convertible Notes (C. Castille), 4.74% C&B Note (T. Crochet), 9% Cotton Promissory Note (Cotton Sellers), 9% MSAI Promissory Note (M. Mitchell), 9% CTSI Promissory Note (L. Mitchell) (collectively, the "Seller Notes") (approximately $70 million in total)

and

(ii) any and all amounts payable pursuant to "earn-out," milestone, incentive, contingent or similar provisions in the Seller Notes, whether pursuant to employment agreements, sale agreements or other agreements

In full satisfaction and discharge of all Seller Note/Earn-Out Claims, each holder of an allowed Seller Note/Earn-Out Claim shall:

(A) (i) waive in writing its Seller Note/Earn-Out Note Claim (and receive no distribution of property or assets on account of such
Seller Note/Earn-Out Note Claim); and

(ii) receive a release of all claims arising under chapter 5 of the Bankruptcy Code relating to such Seller Note/Earn-Out Claim; OR

(B) receive such other treatment as may be agreed upon with the holder of such Seller Note/Earn-Out Claims on the one hand and CHC and the Noteholders on the other hand.

Future incentive bonuses/payments shall be negotiated with certain holders of Seller Note/Earn-Out Note Claims and/or managers, on the one hand, and CHC and the Noteholders, on the other hand.

For the avoidance of doubt, in the event that any holder of a Seller Note/Earn-Out Note Claim fails to reach an acceptable agreement with CHC and the Noteholders, then such holder shall not receive a release from any chapter 5 claim and shall be subject to any applicable litigation related thereto.

8.75% Senior Convertible	Each holder of an allowed Senior Convertible Notes Claim shall receive, in full and final satisfaction of such allowed Senior

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Notes (Approximately $210 million in total)
Convertible Notes Claim:

(i) its pro-rata share of new series 10% Senior Secured Notes (the "New Secured Notes") due March 31, 2012 issued by CHC in a principal amount of $40 million, secured by liens on all assets of CHC and each of its subsidiaries, junior only to (a) any Secured Working Capital Facilities and Other Secured Debt that survive the chapter 11 case in accordance with the terms of this Term Sheet or (b) any new working capital facility agreed upon by the Noteholders, on terms and conditions reasonably acceptable to the Noteholders. Interest under the New Secured Notes shall accrue quarterly and be paid in cash; and

(ii) its pro-rata share of 93% of the common stock of reorganized CHC (the "New Equity"). subject only to dilution by any new management incentive plan and any distribution of New Equity to holders of Other General Unsecured Claims and Other Note Unsecured Claims.

The Plan shall allow the Senior Convertible Note Claims in the amount of outstanding principal and accrued and unpaid interest as of the petition date in the approximate amount of $210 million (plus any other amounts due under the indenture and allowable under the bankruptcy code). The plan filed by CHC shall provide for the payment in full of the fees and expenses of Bank of New York, as indenture trustee under the indenture governing the Notes. The plan filed by CHC shall provide for the payment in full in cash of the fees and expenses of the Noteholders' advisors (including attorneys) incurred during the chapter 11 case (and any prepetition fees and expenses outstanding as of the petition date).

Unsecured Trade Claims
Each holder of an allowed Unsecured Trade Claim shall, in full and final satisfaction of such allowed Unsecured Trade Claim, be paid either (i) in cash, in full on the later of (x) the Effective Date and (y) the date such claim becomes due and payable in the ordinary course of business or (ii) on such other terms and conditions as may be agreed between the holder of such claim, on the one hand, and CHC and the Noteholders, on the other hand. CHC and the Noteholders shall jointly select the appropriate treatment from the two options set forth above.

Other General Unsecured Claims (including rejection damage claims, etc.)
Subject to completion of diligence of Other General Unsecured Claims such claims shall, at the option of the Noteholders, receive either (a) New Equity in a proportionate amount to be determined or (b) payment in full similar to allowed Unsecured Trade Claims.

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Other Note Unsecured Claims (which may include the Vision Note, Harris Note, Sean Posner Note, Steven Posner Note, HarPos Note) (Approximately $2.5 million in total)	Each holder of an allowed Other Note Unsecured Claim shall receive New Equity in a proportionate amount to be determined.
Subordinated Debt Claims (Including Castlerigg Note, Gottbetter Capital Note, UBS O'ConnerNote) (Approximately $13.5 million in total)	Holders of Subordinated Debt Claims shall neither retain nor receive any distribution of property or assets on account of their claims.
McMahan Securities Co. L.P. Claims
McMahan Securities Co. L.P. or any of its affiliates shall neither retain nor receive any distribution of property or assets on account of any claims it has against the Company. All claims that the Company may have against McMahan Securities Co. L.P. shall be preserved for prosecution by reorganized CHC.

Billy Ray, Jr. Claims	Billy Ray, Jr. shall be afforded the treatment set forth on Exhibit A hereto in full and complete satisfaction of any claims against the Company.
Common and Preferred Equity in CHC (the "Old Equity")
All common and preferred equity interests of any kind in CHC, including any options, warrants, and other agreements to acquire the same (including any arising under or in connection with any purchase or employment agreement), shall be cancelled and holders thereof shall neither retain nor receive any distribution of property or assets on account of their interests.

Intercompany Claims
No distributions shall be made under the Plan on account of intercompany claims among CHC or any of its affiliates or subsidiaries, and any and all liability on account of such intercompany claims shall be deemed discharged.

II. GOVERNANCE AND MISCELLANEOUS ISSUES.

Board of Directors	The initial Board of Directors of reorganized CHC shall be determined by the Noteholders and designated by CHC with the consent of the Noteholders.
Management Team	The management team of reorganized CHC and its subsidiaries shall be selected by and report to the New Board.
Management Incentive Plan	TBD.

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Private Company Status
CHC shall take all appropriate steps and make all appropriate filings to ensure that it is not subject to any public reporting requirements under any applicable securities law after the Effective Date.

Change of Control
Any acceleration, vesting or similar change of control rights under employment, benefit or other arrangements triggered by the consummation of the Plan shall be waived or otherwise cancelled under the Plan.

Conditions
The Restructuring contemplated by the Term Sheet is subject to the approval of CHC's Board of Directors prior to the filing of the chapter 11 cases.

The Agreement set forth in the Term Sheet shall be null and void and of no further force and effect (i) if CHC does not commence a chapter 11 case by 6:00 p.m. (New York time) on February 14, 2008 and (ii) if CHC and the Noteholders have not entered into an acceptable restructuring agreement by February 14, 2008.

Revesting of Property
Except as expressly set forth herein, all property of CHC and its bankruptcy estate and any and all claims or causes of action of CHC and its bankruptcy estate shall be retained by CHC and shall revest in reorganized CHC upon the consummation of the Plan.

NOLs	The Company shall take all reasonable and appropriate steps to preserve "net operating losses" (NOLs) and to structure any transactions contemplated herein in a manner to preserve NOLs.
CHC Employees
CHC employees previously identified by the Company (and set forth on a schedule previously agreed upon by the parties) shall receive three months severance if not asked to remain with the Company. CHC to immediately provide schedule of all payments made to such employees in calendar years 2006 and 2007.

Fees and Expenses
CHC shall, in advance of any chapter 11 filing, pay all accrued and unpaid fees and expenses of professionals currently retained by the Noteholders, through the date immediately preceding the anticipated filing date.

Other Plan Terms and Conditions	TBD.
Documentation
All documentation prepared in connection with this Term Sheet, the Restructuring and any documents, including motions, pleadings or orders prepared or filed in connection with the chapter 11 cases (including, without limitation, all "first day" pleadings filed in connection with the commencement of the chapter 11 cases and any documents referenced therein) shall be in form and substance reasonably satisfactory to the Noteholders. Any plan of reorganization and related disclosure statement and related documentation shall be in form and substance reasonably satisfactory to the Noteholders.

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SCHEDULE 1

Confidential Treatment Requested

2/14/2008
EXHIBIT A2

Summary of Principal Terms of Agreement With Billy Ray, Jr.

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2	This Exhibit A is an integral component of the Charys Holding Company, Inc., et al. Non-Binding Term Sheet For Proposed Restructuring (the "Term Sheet") to which it is attached.

EXECUTION COPY

Summary of Principal Terms of Agreement

Purpose of Term Sheet
Subject to the conditions set forth below, this Term Sheet seta forth the terms of the agreement by and between certain, individual holders of or managers of accounts that hold (the "Noteholders'') the 8.75% Senior Convertible Notes Due 2012 (the "Notes") issued by Charys Holding Company, Inc. ("CHC," and together with its subsidiaries, the "Company"), Billy V. Ray, Jr. ("BR")) and the Company, which shall be incorporated into that certain Charys Holding Company, Inc., et al. Non-Binding Term Sheet For Proposed Restructuring, dated [     , 2008] (together with all Exhibits and Schedules thereto, the "Restrucutring Term Sheets"). Unless otherwise defined herein, each term used herein that is defined in the Restructuring Term Sheet shall have fee meaning assigned to such term the Restructuring Term Sheet. The treatment set forth in this Restructuring Term Sheet shall be in full and complete satisfaction of any claims or interests that BR has Against or in the Company.

Conditions Precedent
It shall be a condition precedent to the obligations of the parties set forth in the Restrcuturing Term Sheet that (i) Jeff Devers ("Devers") shall have executed an agreement in form and Substance satisfactory to the parties, whereby Deyers agrees to forbear from exercising any rights and/or remedies he may have with respect to any loan to BR and/or collateral securing such loan, including any equity in-CHC pledged to Devers (the "Devers Forbearance") until the earlier of February 1, 2009 and the Effective Date of the Plan, (ii) meetings between the Noteholders, management of CHC and ' management of certain of CHC's subsidiaries selected by the Noteholders, shall be held no later than February 8, 2008, and (Hi) definitive documentation as necessary to effectuate any part of this Term Sheet shall be in form -and substance satisfactory to the parties.

Conditions
The agreements set forth in the Restructuring Term Sheet shall be null and void and of no further force arid-effect (i) if the Company if the Company and the Noteholders have not entered into an acceptable restructuring agreement (the "Restructuring Agreement") by February 13, 2008.

Payments
CHC shall pay BR-

(A) $1 million in cash as follows: (i) $300,000 as a cash advance issued to BR from CHC issued upon execution of this Term Sheet, completion of appropriate documentation and the receipt of the Devers Forbearance (the "Advance"), and (ii) the balance paid upon the Effective Date; and

(B) $1 million payable over 3 years (semi-annually) commencing on the first anniversary of the Effective Date. No interest shall be paid and (his obligation shall be contractually subordinated to the equity of reorganized CHC in the event of any subsequent bankruptcy case of CHC.

The Advance shall be repaid as a credit against the amounts payable to BR from CHC on the Effective Date (i.e., BR shall only receive $700,000 on the Effective Date). If the Effective Date does not occur, the Advance shall be due and payable 60 days following written demand by CHC.

Any payments made to BR from CHC or any of its affiliates in 2006 and 2007 not set forth on the schedule provided by CHC to counsel for the Noteholders on January 30, 2008 shall be credited against the $1 million payable on the Effective Date.

Equity
7% of common equity of reorganized CHC shall be issued to BR on Effective Date. Shares will have minority shareholder protections in the form of tag along and drag along rights, and there shall be a right to receive periodic financial information, including an annual financial statement.

Resign as CEO and Chair
Immediately upon receipt by BR of the Advance, BR shall resign as a director and officer of CHC and any affiliate, relinquish his positions of CEO and Chairman of CHC or any affiliate, but shall remain as an observer at Board meetings until the Effective Date and shall be entitled to attend all Board meetings until the Effective Date. From the date hereof until the date of such resignation, BR will not impede access of the Noteholders to .other employees at the Company or to the Company's financial ad-visors, and shall cooperate with and assist the Company in the implementation of the transactions contemplated in the Restructuring Term Sheet

Payment of Salary
Until the Effective Date, BR shall continue to receive all salary and benefits pursuant to his employment contract, including the existing housing and automobile reasonable, actual and documented expenses; provided, however, that BR shall not be entitled to receive any bonus payments or any perquisites not previously disclosed to the Noteholders; provided, further that the incurrence of any expense shall be preapproved by the CEO, in consultation with AlixPartners, financial advisor to the Company. Subsequent to his resignation as provided above, BR will not be provided with an office or secretary, however, reasonable secretarial assistance from an existing CHC employee will be made available. A computer and reasonably necessary related equipment will be provided to him for use in the apartment in Atlanta that will remain available to him through the Effective Date.

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Harris/Posner/Posner Notes	The Plan shall provide that BR shall, be relieved of all liability on guaranteed notes relating to Harris/Posner/Posner (approximately $1.8 million).
Consulting Agreement
Subsequent to the Effective Date, BR will be paid $150,000 in semimonthly payments in the one-year period following the Effective Date, plus normal benefits and reimbursement of reasonable, actual and documented expenses for such one-year period pursuant to a consulting agreement with CHC for a one-year term (the "Consulting Agreement"). During this period, BR shall assist and cooperate as requested in connection with, among other things, any litigation related matters. The existing housing and "automobile allowances will terminate on the Effective Date.

Assistance
BR shall assist and cooperate as requested in connection with, among other filings, any litigation related matters. Subsequent to the termination of the Consulting Agreement, BR shall be compensated for such requested assistance and cooperation at a reasonable hourly rate to be agreed upon, plus reimbursement of reasonable, actual and documented expenses. CHC will, pay reasonable attorneys' fees that may be incurred by BR in connection with his assistance and cooperation to the extent that CHC's counsel is rat-ethically able to render such legal services to BR and such counsel is reasonably acceptable to CHC.

Restriction on Equity Rights	BR shall not exercise any rights/remedies or vote any equity interests in the Company in any manner that could cause a result inconsistent with the Restructuring Term Sheet.
Release	Upon the Effective Date, BR shall receive a general release (other than for fraud, willful misconduct or gross negligence) from the voting Noteholders, CHC and affiliates pursuant-to the Plan.
Immediate Access	The Noteholders shall have immediate access to the members of the senior management of CMC with or be involved or participate in such access.
Governing Law	The agreements contained in the Restructuring Term Sheet shall be governed, construed and interpreted in accordance with the laws of the State of New York,
Counterparts	This Term Sheet may be executed in any number of counterparts, each of which may be delivered by e-mail or facsimile and which all. so executed and delivered shall be deemed an original.

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Dated: February [_], 2008

Accepted and Agreed:

/s/ Billy V Ray, Jr.
Billy V Ray, Jr.

CHARYS HOLDING COMPANY, INC.
On Behalf of itself and all direct and indirect subsidiaries

By:	/s/ Michael F. Oyster	2/8/2008
Name: Michael F. Oyster
Title: EVP

PARTICIPATING HOLDERS*
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* This information is being provided on a confidential basis and is subject to Section 12 of the Restructuring Agreement.

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